E-61, 001

ARTICLES OF INCORPORATION

OF

CERTIFIED TECHNOLOGIES CORPORATION

4N-1160

I, the undersigned, being of full age, for the purpose of organizing a corporation under Chapter 270 of the Laws of Minnesota for the year 1981, and acts amendatory thereto, do hereby adopt, sign and acknowledge the following Articles of Incorporation.

ARTICLE I.

Name

The name of the corporation shall be Certified Technologies Corporation.

ARTICLE II.

Registered Office

The address of the corporation's registered office in the State of Minnesota is 2200 First Bank Place West, Minneapolis, Minnesota 55402.

677549

ARTICLE III.

Authorized Shares

The corporation shall have the authority to issue an aggregate of 2,500,000 common voting shares.

ARTICLE IV.

Incorporator

The name and address of the sole incorporator of the corporation is Roger H. Frommelt, 2200 First Bank Place West, Minneapolis, Minnesota 55402.

ARTICLE V.

Cumulative Voting

No shareholder of the corporation shall have any right to cumulate votes with respect to common shares in the election of members of the Board of Directors of the corporation, or when voting on any other matter.

ARTICLE VI.

Preemptive Rights

No shareholder of the corporation shall have any right to acquire any portion of the common shares or other securities of the corporation, which the corporation may from time to time offer or sell to any person.

IN WITNESS WHEREOF, I have hereunto set my hand this 17th day of January, 1984.

Roger H. Frommelt

STATE OF MINNESOTA)
)SS.
COUNTY OF HENNEPIN)

On this 17th day of January, 1984, before me a Notary Public within and for said County, personally appeared Roger H. Frommelt to me personally known to be the person described in and who executed the foregoing instrument, and he acknowledged that he executed the same as his free act and deed.

Notary Public

ANN L. RIEDNER
HENNEPIN COUNTY
NOTARY PUBLIC-MINNESOTA
MY COMMISSION EXPIRES DEC. 17, 1989

E-61, 903

STATE [illegible]

[illegible] the within instrument was filed for record in this office on the 23 day of Jan. A. D. 19[illegible] at 4:20 o'clock P. M., and was duly recorded in Book E-61 of [illegible] on page 900

40-

4337

CERTIFICATE FIXING RIGHTS AND PRIVILEGES OF SERIES A CONVERTIBLE PREFERRED STOCK OF CERTIFIED TECHNOLOGIES CORPORATION

The undersigned, J. Richard Relick, the President of Certified Technologies Corporation, a Minnesota corporation, does hereby file with the office of the Minnesota Secretary of State a Certificate Fixing Rights and Privileges of Series A Convertible Preferred Stock of Certified Technologies Corporation pursuant to Minnesota Statutes, Section 302A.401, Subdivision 3. In connection therewith, the following statement is made:

1. The name of the corporation is Certified Technologies Corporation.

2. Pursuant to the provisions of Minnesota Statutes, Section 302A.401, Subdivision 3 and Article III of the Articles of Incorporation of Certified Technologies Corporation, as amended, the resolutions authorizing the establishment of Series A Convertible Preferred Stock, par value $0.01 per share, of Certified Technologies Corporation and fixing the relative rights and preferences thereof was approved by the unanimous written action of all members of the Board of Directors of Certified Technologies Corporation on October 25, 1989.

3. The resolutions attached as Annex A hereto were adopted by the Board of Directors of Certified Technologies Corporation in connection with establishing the Series A Convertible Preferred Stock, par value $0.01 per share, of Certified Technologies Corporation.

363235

4338

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of Certified Technologies Corporation.

Dated: Oct. 26, 1989

J. Richard Relick
J. Richard Relick, President

STATE OF MINNESOTA)
) ss.
COUNTY OF HENNEPIN)

The foregoing instrument was acknowledged before me this 26th day of October, 1989, by J. Richard Relick, President of Certified Technologies Corporation.

(NOTARIAL SEAL)

Susan P. Dietz
Notary Public

SUSAN P. DIETZ
Bonded Notary Public—Minnesota
HENNEPIN COUNTY
My Commission Expires July 10, 1995

ANNEX A

TO

CERTIFICATE FIXING RIGHTS AND PRIVILEGES

Authorization of Series A Convertible Preferred Stock

The Board of Directors having determined that it is advisable for the Corporation to authorize a class of preferred stock to be designated the "Series A Convertible Preferred Stock" and to fix the relative rights and preferences of such preferred stock by resolution, the following resolutions are hereby adopted:

RESOLVED, that the following designations with respect to the Corporation's previously undesignated shares are hereby made:

Section 1. Shares and Classes Authorized.

Two Million Five Hundred Eighty-Eight Thousand Two Hundred Thirty-Four (2,588,234) of the Four Million (4,000,000) undesignated shares that are authorized by Article III of this Corporation's amended Articles of Incorporation are hereby designated Series A Convertible Preferred Shares, $0.01 par value (hereinafter referred to as "Preferred Shares") and the rights and preferences of such Preferred Shares shall be set forth in Section 2. The term "Common Shares" as used herein shall refer to the shares of this Corporation's common stock authorized under Article III of this Corporation's amended Articles of Incorporation. Common Shares and Preferred Shares are herein sometimes referred to collectively as "Capital Stock."

Section 2. Description of Preferred Shares.

The rights, preferences, privileges and restrictions granted to or imposed upon Preferred Shares or the holders thereof are as follows:

(A) Voting Rights.

Each holder of Preferred Shares shall have one vote on all matters submitted to the shareholders for each Common Share which such holder of Preferred Shares would be entitled to receive upon conversion of his Preferred Shares pursuant to the provisions of subsection 2(C)(4). In addition, each holder of Preferred Shares shall have the special voting

rights which are described in subsection 2(C)(3). No holder of any shares of Capital Stock shall have any cumulative voting rights.

(B) Preemptive Rights.

No holders of Preferred Shares shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any stock of this Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

(C) Other Rights, Preferences, Privileges and Restrictions.

(1) Dividends. Dividends shall be payable on the Preferred Shares out of funds legally available for the declaration of dividends, only if and when declared by this Corporation's Board of Directors. However, in no event shall any dividend be paid on any Common Shares unless comparable dividends are paid on the Preferred Shares. Preferred Shares shall be counted on an as-if-converted basis in determining whether dividends on Preferred Shares and Common Shares are comparable.

(2) Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of Preferred Shares shall be entitled to receive in cash, out of the assets of this Corporation, an amount equal to $.425 per share for each outstanding Preferred Share, plus all accumulated but unpaid dividends, before any payment shall be made or any assets distributed to the holders of Common Shares or any other class of shares of this Corporation ranking junior to Preferred Shares. If, upon any liquidation, dissolution or winding up of this Corporation, the assets of this Corporation are insufficient to pay such $.425 per share, plus all accumulated but unpaid dividends, the holders of such Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Preferred Shares, the holders of Common Shares shall be entitled to receive in cash, out of the assets of this Corporation, an amount equal to $.425 per share for each outstanding Common Share. If the assets of this Corporation are insufficient to pay such $.425 per share, the holders of Common Shares shall be entitled to share in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Common Shares, the holders of Common Shares and the holders of Preferred Shares shall be entitled to share ratably in all

the assets of this Corporation thereafter remaining. For purposes of this joint distribution of assets to the holders of Common Shares and the holders of Preferred Shares, the holders of Preferred Shares should be regarded as owning that number of Common Shares into which the Preferred Shares would then be convertible.

(3) Special Voting Rights. Until the Preferred Shares represent less than 10% of the voting power of all outstanding capital stock, without the affirmative vote of the holders (acting together as a class) of at least a majority (with respect to (a), (b), (c) and (e) below) or at least 90% (with respect to (d) below) of Preferred Shares at the time outstanding given in person or by proxy at any annual meeting, or at such special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this Corporation shall not:

(a) authorize or issue any (i) additional Preferred Shares or (ii) shares of stock having priority over Preferred Shares or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of this Corporation; or

(b) declare or pay any dividend or make any other distribution on any shares of Capital Stock of this Corporation at any time created and issued ranking junior to the Preferred Shares with respect to the right to receive dividends and the right to the distribution of assets upon liquidation, dissolution or winding up of this Corporation (hereinafter called "Junior Stock"), other than dividends or distributions payable solely in shares of Junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than in exchange for or out of the net cash proceeds of the contemporaneous issue or sale of other shares of Junior Stock), or set aside as a sinking fund or other fund for the redemption or repurchase of any shares of Junior Stock or any warrants, rights or options to purchase shares of Junior Stock except as specifically permitted by the terms of the Stock Purchase Agreement, dated October 24, 1989, between this Corporation and certain investors listed therein, as it may be amended from time to time (the "Investment Agreement"); or

(c) issue Common Shares at a price below $.425 per share or any stock purchase rights, except for such share issuances or stock purchase rights specifically permitted by the terms of the Investment Agreement; or

(d) alter or amend the rights or preferences of Preferred Shares as stated in this Certificate of Designation of Rights and Preferences; or

(e) sell, lease, license or otherwise dispose of all or substantially all of its assets, or consolidate with or merge into any other corporation or entity, or permit any other corporation or entity to consolidate or merge into it, except that (i) any subsidiary of this Corporation may merge into another subsidiary or into this Corporation, and (ii) this Corporation may consolidate or merge with or into another corporation if the shareholders of this Corporation immediately prior to such merger or consolidation own at least eighty percent (80%) of the equity of the combined entity immediately after such merger or consolidation becomes effective.

If this Corporation (i) fails to comply with any redemption obligation set forth in subsection 2(C)(5), whether or not funds are available to effect such redemption obligation, or (ii) an unremedied event of default (an "Event of Default") occurs under Section 12 of the Investment Agreement, which Investment Agreement may be amended without the approval of the shareholders of this Corporation, the holders of Preferred Shares, voting jointly as a separate class, shall be entitled to designate and elect that number of directors that is the lowest number that constitutes a majority (the "Majority") of the members of this Corporation's Board of Directors, and the holders of Common Shares, voting separately as a class, shall be entitled to elect the remaining members of this Corporation's Board of Directors. Such right of the holders of Preferred Shares to designate and elect the Majority of the members of the Board of Directors may be exercised until such time as this Corporation's redemption obligation has been complied with or funds sufficient therefor have been deposited in trust, and until the Event of Default under the Investment Agreement has been cured or waived. When such redemption obligation shall have been complied with, or when funds sufficient therefor shall have been deposited in trust, or when such Event of Default under the Investment Agreement shall have been cured or waived, the holders of Preferred Shares shall be divested of such right to elect the Majority of the members of the Board of Directors, and any directors elected by the holders of Preferred Shares shall be automatically removed from the Board of Directors without further action by the Directors or shareholders; subject always to the same provisions in the vesting of such right in the holders of the Preferred Shares in the case of any

future redemption default or in the case of the occurrence of any future Event of Default under the Investment Agreement.

The foregoing right of the holders of Preferred Shares with respect to the election of directors of this Corporation may be exercised at any annual meeting of shareholders or, within the limitations hereinafter provided, at a special meeting of the holders of Preferred Shares held for such purpose. If the date upon which such right of the holders of Preferred Shares shall become vested shall be more than sixty (60) days preceding the date of the next ensuing annual meeting of shareholders as fixed by the Board of Directors of this Corporation, the President of this Corporation shall, immediately after delivery to this Corporation at its principal office of a request to such effect signed by the holders of at least a majority of Preferred Shares then outstanding, call a special meeting of the holders of Preferred Shares, to be held within fifteen (15) days after the delivery of such request for the purpose of electing the directors who they shall designate as the representatives of Preferred Shares on the Board of Directors, which directors shall serve until the next annual meeting, until their successors shall be elected and shall qualify or until they are divested of such office pursuant to the immediately preceding paragraph. Notice of such meeting shall be mailed to each holder of Preferred Shares not less than ten (10) days prior to the date of such meeting.

Whenever the holders of Preferred Shares shall be entitled to elect the Majority of the members of the Board of Directors, any holder of such Preferred Shares shall have the right, during regular business hours, in person or by a duly authorized representative, to examine and to make transcripts of the stock records of this Corporation for Preferred Shares for the purpose of communicating with other holders of Preferred Shares with respect to the exercise of such right of election.

At any annual or special meeting of shareholders held for the purpose of electing directors when the holders of Preferred Shares shall be entitled to elect the Majority of the members of the Board of Directors, the presence in person or by proxy of the holders of a majority of the outstanding Preferred Shares shall be required to constitute a quorum for the election by such class of such directors; provided, however, that the holders of a majority of either such class of stock who are present in person or by proxy shall have power to adjourn such meeting for the election of directors by such class from time to time

without notice other than announcement at the meeting. No delay or failure by the holders of either such classes of stock to elect the members of the Board of Directors whom such holders are entitled to elect shall invalidate the election of the remaining members of the Board of Directors by the holders of the other such class of stock.

If, during any interval between annual meetings of shareholders for the election of directors and while the holders of Preferred Shares shall be entitled to elect the Majority of the members of the Board of Directors, the number of directors in office who have been elected by the holders of Preferred Shares or Common Shares, as the case may be, shall, by reason of resignation, death or removal, be less than the total number of directors subject to election by the holders of shares of such class, the vacancy or vacancies in the directors elected by the holders of Common Shares, shall be filled by a majority vote of the remaining directors then in office who were elected by the holders of Common Shares or succeeded a director so elected, although such majority be less than a quorum, and the vacancy in the directors elected by the holders of Preferred Shares shall be filled by a majority vote of the remaining directors then in office who were elected by the holders of Preferred Shares or succeeded a director so elected, although such majority may be less than a quorum.

(4) Conversion Rights.

(a) Optional Conversion. Each Preferred Share shall be convertible at the option of the preferred shareholder thereof into Common Shares of this Corporation in accordance with the provisions and subject to the adjustments provided for in subsection 2(C)(4)(c), although each Preferred Share called for redemption by this Corporation shall cease to be convertible on and after the redemption date if provisions shall have been made for its payment. In order to exercise the conversion privilege, a holder of Preferred Shares shall surrender the certificate to this Corporation at its principal office, duly endorsed to this Corporation and accompanied by written notice to this Corporation that the holder elects to convert a specified portion or all of such shares. Preferred Shares converted at the option of the holder shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Preferred Shares, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Shares issuable upon conversion. As promptly as

practicable on or after the conversion date, this Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Shares issuable upon conversion, computed to the nearest full share, and a certificate or certificates for the balance of Preferred Shares surrendered, if any, not so converted into Common Shares. Cash will be distributed for any fractional Common Shares otherwise issuable upon conversion based upon the fair market value of the Common Shares on the date of conversion, as determined by the Board of Directors.

(b) Automatic Conversion. Preferred Shares shall be automatically converted into Common Shares, upon the election of this Corporation and delivery of written notice of such election to the holders of Preferred Shares (which election and notice may be delivered within ninety (90) days before or after the automatic conversion events described below without affecting the effective time of such automatic conversion), if (i) this Corporation closes the issuance and sale of Common Shares in an underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which (A) the gross proceeds received by this Corporation equal or exceed $3,500,000, and (B) the public offering price equals or exceeds $2.50 per share (as adjusted from time to time to reflect stock splits, share dividends or other corporate recapitalizations), or (ii) at any time after October 20, 1991, the mean between the closing high bid and the closing low asked price of the Common Shares, as quoted by broker/dealers during any period of thirty (30) consecutive trading days, equals or exceeds $2.50 per share.

(c) Conversion Price and Adjustments. The number of Common Shares issuable in exchange for Preferred Shares upon either optional or automatic conversion shall be equal to $.425, divided by the conversion price then in effect (the "Conversion Price"). The Conversion Price shall initially be $.425, but shall be subject to adjustment from time to time as hereinafter provided:

> (i) In case this Corporation shall at any time subdivide or split its outstanding Common Shares into a greater number of shares or declare any dividend payable in Common Shares, the Conversion Price in effect immediately prior to such subdivision, split or dividend shall be proportionately decreased, and conversely, in case the outstanding Common Shares of this Corporation shall be combined into a smaller number of shares,

the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(ii) Except for issuance of shares or other equity purchase rights specifically permitted by the terms of the Investment Agreement, if and whenever this Corporation shall issue or sell any Common Shares for a consideration per share less than the Conversion Price then in effect (other than dividends payable in Common Shares) or shall issue any options, warrants or other rights for the purchase of such shares at a consideration per share of less than the Conversion Price then in effect, then, upon such issuance or sale of such shares, options, warrants or other purchase rights, the Conversion Price in effect immediately prior to such issuance or sale for the Preferred Shares shall be reduced to the price at which such Common Shares were sold or at which Common Shares are issuable upon the exercise of such options, warrants or other purchase rights. If any options or purchase rights that are taken into account in any such adjustment of the Conversion Price subsequently expire without exercise, the Conversion Price shall be recomputed at the time of expiration by deleting such options or purchase rights.

(iii) The anti-dilution provisions of this subsection 2(C)(4)(c) may be waived by the affirmative vote of the holders (acting together as a class) of at least eighty percent (80%) of the then outstanding Preferred Shares.

(d) Notice of Conversion Price Adjustment. Upon any adjustment of the Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of Preferred Shares at the addresses of such holders as shown on the books of this Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of Preferred Shares, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(e) Rights to Preconversion Distributions. The holders of Preferred Shares shall have the following rights to certain properties received by the holders of Common Shares:

(i) In case this Corporation shall declare a dividend or distribution upon Common Shares payable other than in cash out of earnings or surplus or other than in Common Shares, then thereafter each holder of Preferred Shares upon the conversion thereof will be entitled to receive the number of Common Shares into which such Preferred Shares shall be converted, and, in addition and without payment therefor, the property which such holder would have received as a dividend if continuously since the record date for any such dividend or distribution such holder (A) had been the record holder of the number of Common Shares then received, and (B) had retained all dividends or distributions in stock or securities payable in respect of such Common Shares or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Shares.

(ii) Subject to the provisions of subsection 2(C)(2) regarding liquidation rights, if any capital reorganization or reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that the holders of Common Shares shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of Preferred Shares shall thereafter have the right to receive, in lieu of Common Shares of this Corporation immediately theretofore receivable upon the conversion of such Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding Common Shares equal to the number of Common Shares immediately theretofore receivable upon the conversion of such Preferred Shares had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of the Preferred Shares to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price and of the number of shares receivable upon the conversion of such Preferred Shares) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or

assets thereafter receivable upon the conversion of such Preferred Shares. This Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the surviving corporation (if other than this Corporation), the corporation resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument executed and mailed to the registered holders of the Preferred Shares at the last address of such holders appearing on the books of the Corporation, the obligation to deliver to such holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive.

(f) Notice of Certain Events. In case any time:

(i) this Corporation shall pay any dividend payable in stock upon Common Shares or make any distribution (other than regular cash dividends) to the holders of Common Shares; or

(ii) this Corporation shall offer for subscription pro rata to the holders of Common Shares any additional shares of stock of any class or other rights; or

(iii) there shall be any capital reorganization, reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with, or sale of all or substantially all of its assets, to another corporation; provided, however, that this provision shall not be applicable to the merger or consolidation of this Corporation with or into another corporation if, following such merger or consolidation, the shareholders of this Corporation immediately prior to such merger or consolidation own at least 80% of the equity of the combined entity; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

then, in any one or more of said cases, this Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of Preferred Shares at the addresses of such holders as shown on the books of this Corporation, of the date on which (A) the books of this Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification,

consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which this Corporation's transfer books are closed in respect thereto.

(g) Definition of Common Shares. As used in this subsection 2(C)(4) the term "Common Shares" shall mean and include this Corporation's presently authorized Common Shares and shall also include any capital stock of any class of this Corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of this Corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this Corporation; provided that the shares receivable pursuant to conversion of Preferred Shares shall include shares designated as Common Shares of this Corporation as of the date of issuance of such Preferred Shares, or, in case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subsection 2(C)(4)(e)(ii) above.

(5) Redemption Rights.

(a) Redemption Commitment. On or before October 1, 1996, this Corporation shall offer to redeem on the following November 1st, at a redemption price of $.85 per share, plus the amount of all accrued but unpaid dividends, up to one half (1/2) of the Preferred Shares outstanding on such date, and on or before October 1, 1997, this Corporation shall offer to redeem on the following November 1st, at a redemption price of $.85 per share, plus the amount of all accrued but unpaid dividends, the balance of the Preferred Shares outstanding on such date.

Such redemption offer shall be made in writing to all of the holders of record of Preferred Shares at least thirty (30) days prior to each of such redemption dates. Any holder of Preferred Shares may, but shall not be obligated to, accept any such redemption offer by

delivering written notice of acceptance to this Corporation on or before the designated redemption date, which notice of acceptance shall specify the number of Preferred Shares for which the redemption offer is being accepted. On or after the date fixed for redemption, each holder of Preferred Shares who has accepted such redemption offer shall surrender the certificate or certificates evidencing the shares to be redeemed to this Corporation at the place designated in such notice and shall thereupon be entitled to receive payment from this Corporation for such shares. If less than all of the Shares represented by any such surrendered certificate or certificates are redeemed, this Corporation shall issue a new certificate for the unredeemed shares.

On or before November 1 of each year beginning with the year 1996, this Corporation shall deposit in trust with a bank or trust company located in the United States of America and having capital, surplus and undivided profits of at least $5,000,000, an amount in cash out of moneys legally available therefor sufficient to redeem Preferred Shares for which the redemption offer has been accepted at the redemption price of $.85 per share, together with accrued and unpaid dividends to such date, with instructions and authority to such bank or trust company to pay the redemption price on or after the date fixed for redemption, upon surrender by such holders of the certificates evidencing the shares being redeemed. If the certificates evidencing such shares are not surrendered, the dividends with respect to such shares shall cease to accrue after the date fixed for redemption and all rights with respect to such shares shall forthwith after such date cease and terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor. Any moneys deposited by this Corporation pursuant to this paragraph and unclaimed at the end of one year after the date fixed for redemption shall be repaid to this Corporation upon its request expressed in a resolution of its Board of Directors, and thereafter the holders of shares so called for redemption shall be entitled to receive payment of the redemption price only from this Corporation. All Preferred Shares which are in any manner redeemed or acquired by this Corporation shall be cancelled and shall become authorized but unissued undesignated shares of this Corporation.

(b) Redemption Commitment on Sale or Merger. In the event of the merger or consolidation of this Corporation (other than a merger or consolidation described in subpart (i) or (ii) of subsection 2(C)(3)(e)) into or with another corporation, or the

sale, transfer or other disposition of all or substantially all of the assets of this Corporation, this Corporation shall offer to redeem, at a redemption price of $.425 per share, plus the amount of all accrued but unpaid dividends, all of the Preferred Shares outstanding on the effective date of such merger, consolidation or sale.

Such redemption offer shall be made in writing to the holders of record of Preferred Shares at least thirty (30) days prior to the effective date of such merger, consolidation or sale. Any holder of Preferred Shares may, but shall not be obligated to, accept any such redemption offer by delivering written notice of acceptance to this Corporation on or before the designated redemption date, with respect to all or any portion of the Preferred Shares owned by such holder. On or after the date fixed for redemption, each holder of Preferred Shares who has accepted such redemption offer shall surrender the certificate or certificates evidencing the shares to be redeemed to this Corporation at the place designated in such notice and shall thereupon be entitled to receive payment from this Corporation for such shares. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, this Corporation shall issue a new certificate for the unredeemed shares.

On or before the effective date of such merger, consolidation or sale, this Corporation shall deposit in trust with a bank or trust company located in the United States of America and having capital, surplus and undivided profits of at least $5,000,000, an amount in cash out of moneys legally available therefor sufficient to redeem Preferred Shares for which the redemption offer has been accepted at the redemption price of $.425 per share, together with accrued and unpaid dividends to such date, with instructions and authority to such bank or trust company to pay the redemption price on or after the date fixed for redemption, upon surrender by such holders of the certificates evidencing the shares being redeemed. If the certificates evidencing such shares are not surrendered, the dividends with respect to such shares shall cease to accrue after the date fixed for redemption and all rights with respect to such shares shall forthwith after such date cease and terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor. Any moneys deposited by this Corporation pursuant to this paragraph and unclaimed at the end of one year after the date fixed for redemption shall be repaid to this Corporation upon its request expressed in a resolution of its Board of

Directors, and thereafter the holders of shares so called for redemption shall be entitled to receive payment of the redemption price only from this Corporation. All Preferred Shares which are in any manner redeemed or acquired by this Corporation shall be cancelled and such shares shall become authorized but unissued undesignated shares of this Corporation.

(c) Optional Redemption Rights of this Corporation Prior to November 1, 1996.

(i) At any time prior to November 1, 1996, this Corporation shall have the right, but not the obligation, to purchase and redeem all, but not less than all, of the then outstanding Preferred Shares at the redemption price of $.425 per share, plus all accrued but unpaid dividends, if the exercise of such redemption option is approved by all of the members of this Corporation's Board of Directors. This Corporation shall exercise such redemption right, if at all, by delivering written notice of exercise to each holder of Preferred Shares and such redemption shall take place within sixty (60) days after the delivery of such redemption notice to holders of Preferred Shares.

(ii) This Corporation shall complete the redemption of any Preferred Shares outstanding sixty (60) days after the date of delivery of this corporation's written redemption notice by depositing in trust with a bank or trust company located in the United States of America and having capital, surplus and undivided profits of at least $5,000,000, within the sixty (60) day period specified in subpart (i) of this subsection 2(C)(5)(c), an amount in cash out of moneys legally available therefor sufficient to redeem such Preferred Shares at the redemption prices specified in this subsection 2(C)(5)(c) with instructions and authority to such bank or trust company to pay the redemption price on or after the date fixed for redemption, upon surrender by such holders of the certificates evidencing the shares being redeemed. If the certificates evidencing such shares are not surrendered, the dividends with respect to such shares shall cease to accrue after the date fixed for redemption and all rights with respect to such shares shall forthwith after such date cease and terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor. Any moneys deposited by this Corporation pursuant to this paragraph and unclaimed at the end of one year after the date fixed for redemption shall be repaid

to this Corporation upon its request expressed in a resolution of its Board of Directors, and thereafter the holders of shares so called for redemption shall be entitled to receive payment of the redemption price only from this Corporation. All Preferred Shares which are in any manner redeemed or acquired by this Corporation shall be cancelled and such shares shall become authorized but unissued undesignated shares of this Corporation.

Resolved Further, that the President of the Corporation is hereby authorized and directed to make, execute and file for record with the office of the Minnesota Secretary of State a proper Certificate Fixing the Rights and Privileges of the Preferred Stock setting forth the foregoing resolutions as required by law, and to pay or cause to be paid all fees in connection therewith.

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
OCT 27 1989
Joan Anderson Growe
Secretary of State

4N - 1160

ARTICLES OF AMENDMENT

OF

CERTIFIED TECHNOLOGIES CORPORATION

847

The undersigned, as Chief Executive Officer of Certified Technologies Corporation, a Minnesota corporation, does hereby execute these Articles of Amendment pursuant to M.S.A. §302A.139.

(a) The name of the corporation is Certified Technologies Corporation.

(b) Article III of the corporation's Articles of Incorporation has been amended to read as follows:

ARTICLE III.

Authorized Shares

The corporation shall have the authority to issue an aggregate of 10,000,000 common voting shares.

(c) The foregoing amendment was approved and adopted by the shareholders of the corporation on March 27, 1987.

IN WITNESS WHEREOF, I have executed these Articles of Amendment this 2nd day of April, 1987.

030341

J. Richard Relick
J. Richard Relick
Chief Executive Officer

STATE OF MINNESOTA)
) ss.
COUNTY OF HENNEPIN)

On this 2nd day of April 1987, before me, a Notary Public, personally appeared J. Richard Relick to me personally known, who being by me duly sworn did say that he is the Chief Executive Officer of Certified Technologies Corporation and that the foregoing instrument was signed on behalf of and on the authority of such corporation and said officer acknowledged said instrument to be the true act and deed of said corporation.

MELISSA R. GILDOW
NOTARY PUBLIC—MINNESOTA
HENNEPIN COUNTY
My Commission Expires Aug. 28, 1992

Melissa R. Gildow
Notary Public

AN-1160

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CERTIFIED TECHNOLOGIES CORPORATION

The undersigned, the President and Chief Executive Officer of Certified Technologies Corporation, a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true and correct copy of a resolution amending the Corporation's Articles of Incorporation, adopted pursuant to the terms of Minnesota Statutes, Chapter 302A by the shareholders of the Corporation at a duly constituted meeting of such shareholders held on August 12, 1993.

"**RESOLVED**, that the Articles of Incorporation of Certified Technologies Corporation (the "Articles") are hereby amended to add the following as Article III of the Articles and it shall supersede and replace in its entirety the existing Article III of the Articles:

'ARTICLE III

Authorized Shares

This corporation shall have the authority to issue an aggregate of 20,000,000 common voting shares and 4,000,000 undesignated shares.

The Board of Directors of the corporation may, from time to time, establish by resolution different classes or series of shares from the undesignated shares and may fix the rights and preferences of said shares in any class or series.

Effective as of 11:59 p.m. Central Daylight Time on September 30, 1993, a one-for-four reverse split of the common shares of the corporation issued and outstanding immediately prior to that date and time shall be and hereby is enacted, with each common shareholder of the corporation of record immediately after 11:59 p.m. on September 30, 1993, to be deemed the owner of one common share for every four common shares owned by such shareholder as of 11:59 p.m. on September 30, 1993. Fractional common shares shall not be issued and no payment in lieu of fractional common shares shall be made, but each fractional common share interest of .5 or more held by any one shareholder shall be rounded up to the next higher full share and each fractional common share interest of less than .5 held by any one shareholder shall be rounded down to zero.'"

IN WITNESS WHEREOF, the undersigned, being duly authorized by the Corporation, has executed these Articles of Amendment as of the 12th day of August, 1993.

By: [signature]
Joseph H. Whitney, President
and Chief Executive Officer

STATE OF MINNESOTA)
) ss.
COUNTY OF ~~HENNEPIN~~ Dakota)

The foregoing instrument was acknowledged before me this 12th day of August, 1993, by Joseph H. Whitney, to me personally known to be the President and Chief Executive Officer of Certified Technologies Corporation, a Minnesota corporation, who declared that the execution of said instrument is the act and deed of said corporation and that the facts stated therein are true.

[Notary seal: NOTARY PUBLIC - MINNESOTA, DAKOTA COUNTY]

[signature]
Notary Public

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
AUG 17 1993
[signature]
Secretary of State

4N-1160

CERTIFIED TECHNOLOGIES CORPORATION

STATEMENT OF CANCELLATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, Joseph H. Whitney, President of Certified Technologies Corporation, a Minnesota corporation (the "Corporation"), hereby certifies as follows:

1. On October 27, 1989, the Corporation filed a Certificate Fixing Rights and Privileges of Series A Convertible Preferred Stock (the "Certificate") with the Minnesota Secretary of State, authorizing and designating Series A Convertible Preferred Stock out of the Corporation's authorized undesignated shares.

2. No shares of Series A Convertible Preferred Stock, or any rights to acquire such shares, are outstanding as of the date hereof.

3. On November 17, 1999, the Board of Directors of the Corporation took action to cancel the Certificate by adopting the following resolutions:

> **RESOLVED**, that the Articles of Incorporation of Certified Technologies Corporation (the "Corporation") are hereby amended to eliminate the designation of the Corporation's Series A Convertible Preferred Stock, and the rights and preferences thereof, which designation of Series A Convertible Preferred Stock was approved by the Corporation's Board of Directors on October 25, 1989, as evidenced by a statement set forth in a Certificate Fixing Rights and Privileges of Series A Convertible Preferred Stock filed by the Corporation with the Minnesota Secretary of State on October 27, 1989, which statement is hereby canceled.
>
> **RESOLVED FURTHER**, that upon the cancellation of the statement set forth in the Certificate Fixing Rights and Privileges of Series A Convertible Preferred Stock, the Series A Convertible Preferred Stock shall have the status of authorized, but unissued, undesignated shares.
>
> **RESOLVED FURTHER**, that the President of the Corporation is authorized on behalf of the Corporation to execute, deliver and file such documents, including a statement of cancellation, and to take such action, as he deems appropriate and in the Corporation's best interests, to carry out and record with the Minnesota Secretary of State the effect of the foregoing resolutions.

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
NOV 1999
Secretary of State

4. The resolutions recited under paragraph 3 above are in full force and effect, without modification, as of the date hereof.

Dated: November 17th, 1999

Joseph H. Whitney, President

7219501

ODMA\GRPWISE\FELLAW.MPLS.MPLS Doc Library:133044.1

4N-1160

4406

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
CERTIFIED TECHNOLOGIES CORPORATION

I, Joseph H. Whitney, Chief Executive Officer of Certified Technologies Corporation, a Minnesota corporation (the "Company"), hereby certify that the following is a true and correct copy of a resolution amending the Company's Articles of Incorporation, adopted pursuant to the terms of Minnesota Statutes, Chapter 302A by the shareholders of the Company at a duly constituted meeting of such shareholders held on December 17, 1991:

> RESOLVED, that the Articles of Incorporation of Certified Technologies Corporation are hereby amended to delete in its entirety Subsection 2(C)(5) of the Certificate Fixing Rights and Privileges of Series A Convertible Preferred Stock of Certified Technologies Corporation.

IN WITNESS WHEREOF, the undersigned, being duly authorized by the Company, has executed these Articles of Amendment as of the 18th day of December, 1991.

Joseph H. Whitney,
Chief Executive Officer

670553

STATE OF MINNESOTA)
) ss.
COUNTY OF HENNEPIN)

The foregoing instrument was acknowledged before me this 18th day of December, 1991, by Joseph H. Whitney, to me personally known to be the Chief Executive Officer of Certified Technologies Corporation, a Minnesota corporation, who declared that the execution of said instrument is the act and deed of said corporation and that the facts stated therein are true.

JEAN M. DAVIS
NOTARY PUBLIC-MINNESOTA
RAMSEY COUNTY
My Commission Expires Mar. 17, 1997
(Notarial Seal)

Jean M. Davis
Notary Public

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
DEC 23 1991
Joan Anderson Growe
Secretary of State